NL Industries, Inc.                       Contact:   Gregory M. Swalwell
Three Lincoln Centre                                 Vice President, Finance and
5430 LBJ Freeway, Suite 1700                            Chief Financial Officer
Dallas, TX  75240-2697                               (972) 233-1700
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News Release
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FOR IMMEDIATE RELEASE

[LOGO GOES HERE]
                        NL REPORTS FOURTH QUARTER RESULTS

DALLAS, TEXAS...March 30, 2005...NL Industries, Inc. (NYSE:NL) today reported income from continuing operations of $7.8 million, or $.16 per diluted share, in the fourth quarter of 2004 compared to $9.7 million, or $.20 per diluted share, in the fourth quarter of 2003. For the full year 2004, the Company reported income from continuing operations of $211.1 million, or $4.36 per diluted share, compared to $67.3 million, or $1.41 per diluted share, for 2003.

The Company conducts its component products business through CompX International Inc. Component products sales of $46.6 million in the fourth quarter of 2004 were $1.0 million, or 2% higher than the fourth quarter of 2003, and sales increased $8.7 million, or 5%, to $182.6 million for the full year 2004 as compared to 2003, due primarily to increases in certain precision slide and ergonomic products surcharges and prices (primarily to recover the increase in raw material steel prices experienced during 2004). Sales comparisons were also favorably impacted by the strengthening of the Canadian dollar in relation to the U.S. dollar.

Component products segment profit for the fourth quarter of 2004 was $3.8 million compared to $2.3 million in the fourth quarter of 2003. Component products segment profit for the full year 2004 was $16.3 million compared to $9.0 million for 2003. Component products segment profit comparisons were favorably impacted by the effect of certain cost improvement initiatives previously undertaken, partially offset by increases in the cost of steel.

Following the Company's July 2004 dividend in the form of shares of Kronos Worldwide, Inc. common stock distributed to NL stockholders, the Company's ownership of Kronos was reduced to less than 50%. Consequently, effective July 1, 2004, the Company ceased to consolidate Kronos' financial position, results of operations and cash flows, and the Company commenced accounting for its interest in Kronos by the equity method. The Company continues to report Kronos as a consolidated subsidiary through June 30, 2004, including the consolidation of Kronos' results of operations and cash flows for the first half of 2004.

Kronos' sales of $283.5 million in the fourth quarter of 2004 were $37.8 million, or 15%, higher than the fourth quarter of 2003 due to the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $14 million, and higher average TiO2 selling prices and sales volumes. Kronos' sales increased $120.4 million, or 12%, to $1.1 billion for the full year 2004 as compared to the full year 2003 as the favorable effect of fluctuations in foreign currency exchange rates, which increased its sales by approximately $60 million, and higher TiO2 sales volumes more than offset the impact of lower average TiO2 selling prices for the full year 2004.

Kronos' average selling prices in billing currencies (which excludes the effects of fluctuations in the value of the U.S. dollar relative to other currencies) were 3% higher in the fourth quarter of 2004 as compared to the fourth quarter of 2003, and were 2% lower for the full year. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods, Kronos' average selling prices in the fourth quarter of 2004 were 8% higher than the fourth quarter of 2003, and 4% higher for the year. Reflecting the partial implementation of prior price increases, Kronos' average selling prices in billing currencies in the fourth quarter of 2004 were 2% higher compared to the third quarter of 2004.

Kronos' fourth quarter 2004 TiO2 sales volumes increased 5% from the fourth quarter of 2003, as higher sales volumes in Europe and North America more than offset the effect of lower volumes in export markets. TiO2 sales volumes for the full year 2004 increased 8% from the full year 2003. Kronos' TiO2 production volumes were 2% higher for the full year 2004 as compared to 2003 (fourth quarter 2004 production volumes were slightly lower than the same quarter in
2003), with operating rates at near full capacity in all periods presented. Sales and production volumes in 2004 were both new records for Kronos for the third consecutive year.

Kronos' segment profit for the fourth quarter of 2004 was $23.5 million compared with $32.2 million in the fourth quarter of 2003, and was $119.6 million for the full year 2004 compared with $137.4 million for the full year 2003. Segment profit comparisons were impacted by the net effects of the higher sales and production volumes, changes in average selling prices and higher raw material and maintenance costs in 2004. Segment profit comparisons were also impacted by fluctuations in foreign currency exchange rates, which increased segment profit by approximately $6 million in 2004 as compared to 2003 (the effect of currency exchange rate fluctuations was not significant for the quarter). In addition, segment profit for the full year of 2004 includes income in the second quarter of $6.3 million ($.04 per diluted share of NL, net of income taxes and minority interest) related to Kronos' settlement of a contract dispute with a customer.

Interest and dividend income from affiliates is higher for the full year 2004 compared to 2003 primarily due to the Company's interest income related to its note receivable from Kronos (issued in December 2003 and prepaid in November
2004). Prior to July 1, 2004, such interest income was eliminated in the Company's consolidated financial statements. Securities transactions gains, net in 2004 includes a fourth quarter $2.2 million gain ($1.4 million, or $.03 per diluted share, net of income taxes) related to the Company's sale of shares of Kronos common stock in market transactions. Securities transactions gains, net for 2003 includes the previously reported first quarter $2.3 million noncash securities transaction gain ($1.5 million, or $.03 per diluted share, net of income taxes) related to the exchange of the Company's holdings of Tremont Corporation common stock for shares of Valhi common stock as a result of a series of merger transactions completed in February 2003.

The gain on disposal of fixed assets for the 2003 periods relates primarily to the sale of certain real property of NL. General corporate expenses, net for 2004 decreased compared to 2003 primarily due to lower environmental remediation and legal expenses.

Interest expense decreased primarily due to the change in accounting for Kronos to the equity method as of July 1, 2004. Prior to July 1, 2004, interest expense related to Kronos' debt was included in the Company's consolidated financial statements. CompX has a nominal amount of outstanding debt at December 31, 2004.

The Company's income tax benefit for 2004 includes a second quarter $268.6 million tax benefit ($2.80 per diluted share, net of minority interest) related to the reversal of a deferred income tax asset valuation allowance attributable to Kronos' income tax attributes in Germany (principally net operating loss carryforwards). The reversal of the German valuation allowance reflects Kronos' revised estimate of its ability to utilize its German net operating loss carryforwards in the future under the "more-likely-than-not" recognition criteria. During the fourth quarter of 2004, Kronos determined that it should have recognized an additional $17.3 million net deferred income tax benefit during the second quarter of 2004, primarily related to the amount of the German valuation allowance which should have been reversed. While this additional tax benefit is not material to the Company's second quarter 2004 results, the quarterly results of operations for 2004, as presented herein, reflect this additional tax benefit. The effect to the Company of this additional tax benefit was to increase income from continuing operations in the second quarter of 2004 by $8.7 million, comprised of the additional deferred income tax benefit of $17.3 million and an additional minority interest in earnings of $8.6 million.

The full year 2004 also includes a second quarter tax benefit attributable to the Company's recognition of a $43.1 million income tax benefit ($.89 per diluted share) related to income tax attributes of a certain subsidiary. This income tax benefit resulted from a settlement agreement reached with the U.S. IRS concerning the IRS' previously reported examination of a certain restructuring transaction involving this subsidiary and includes (i) a $12.6 million tax benefit related to a reduction in the amount of additional income taxes and interest which the Company estimates it will be required to pay related to this matter as a result of the settlement agreement and (ii) a $31.1 million tax benefit related to the reversal of a deferred income tax asset valuation allowance related to certain tax attributes of this subsidiary (including a U.S. net operating loss carryforward) which the Company now believes meets the "more-likely-than-not" recognition criteria.

The Company recognized a $24.6 million income tax benefit ($.51 per diluted share) in the second quarter of 2003 related to Kronos' previously reported favorable German court ruling concerning its claim for refund suit.

In December 2004, CompX's board of directors committed to a formal plan to dispose of its Thomas Regout operations in The Netherlands. Such operations, which previously were included in the Company's component products operating segment, met all of the criteria under accounting principles generally accepted in the United States of America ("GAAP") to be classified as an asset held for sale at December 31, 2004, and accordingly the results of operations of Thomas Regout have been classified as discontinued operations for all periods presented. In classifying the net assets of the Thomas Regout operations as an asset held for sale, CompX concluded that the carrying amount of the net assets of such operations exceeded the estimated fair value less costs to sell of such operations, and accordingly in the fourth quarter of 2004 the Company recognized a $6.5 million impairment charge to write-down its investment in the Thomas Regout operations to its estimated net realizable value. Such impairment charge represented an impairment of goodwill. CompX completed the sale of such operations in January 2005 for an amount approximating the estimated net realizable value.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

o        Future supply and demand for the Company's products,
o The extent of the dependence of certain of the Company's businesses on certain market sectors,
o        The cyclicality of certain of the Company's businesses,
o The impact of certain long-term contracts on certain of the Company's businesses,
o        Customer inventory levels,
o        Changes in raw material and other operating costs,
o        The possibility of labor disruptions,
o        General global economic and political conditions,
o        Competitive products and substitute products,
o        Customer and competitor strategies,
o        The impact of pricing and production decisions,
o        Competitive technology positions,
o        The introduction of trade barriers,
o        Fluctuations in currency exchange rates,
o        Operating interruptions,
o        The ability of the Company to renew or refinance credit facilities,
o        Uncertainties associated with new product development,
o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
o        Environmental matters,
o        Government laws and regulations and possible changes therein,
o        The ultimate resolution of pending litigation, and
o        Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

NL Industries, Inc. is engaged in the component products (precision ball bearing slides, security products and ergonomic computer support systems), titanium dioxide pigments and other businesses.

                               NL INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (In millions, except earning per share)
                                   (Unaudited)

                                                                  Three months ended             Year ended
                                                                     December 31,               December 31,
                                                               -----------------------------------------------------
                                                               -----------------------------------------------------
                                                                   2003        2004          2003         2004
                                                               -----------------------------------------------------
Net sales:
   Chemicals                                                    $    245.7   $      -      $ 1,008.2   $   559.1
   Component products                                                 45.6       46.6          173.9       182.6
                                                                ----------   --------      ---------   ---------

                                                                $    291.3   $   46.6      $ 1,182.1   $   741.7
                                                                ==========   ========      =========   =========

Segment profit:
   Chemicals                                                   $      32.2   $      -      $   137.4   $     66.4
   Component products                                                  2.3        3.8            9.0         16.3
                                                                ----------   --------      ---------   ----------
     Total segment profit                                             34.5        3.8          146.4         82.7

General corporate items:
   Interest and dividend income from affiliates                         .8        1.3            3.3         8.0
   Other interest income                                                .3         .4            1.4         1.3
   Securities transactions gains, net                                  -          2.1            2.4         2.1
   Gain on disposal of fixed assets                                    1.8        -             10.4         -
   Legal settlement gains, net                                          .2        -               .8          .6
   General corporate expenses, net                                    (9.2)      (2.1)         (57.4)      (17.1)
   Noncompete agreement income                                         -          -               .3         -
   Other income                                                        -           .2             .1          .3

   Interest expense                                                   (8.7)       (.1)         (34.3)     (18.3)
                                                                ----------   --------      ---------   --------

                                                                      19.7        5.6           73.4        59.6
Equity in earnings of Kronos Worldwide, Inc.                           -          4.6           -            9.6
                                                                ----------   ---------     ---------   ---------

     Income from continuing operations before
      income taxes and minority interest                              19.7       10.2           73.4        69.2

Income tax expense (benefit)                                           7.7        1.8            2.2      (291.5)
Minority interest in after-tax earnings                                2.3         .6            3.9       149.6
                                                                ----------   ---------     ---------   ---------
     Income from continuing operations                                 9.7        7.8           67.3       211.1


Discontinued operations                                                (.3)      (1.1)          (2.8)        (.7)
                                                               -----------   --------      ---------   ---------

     Net income                                                $       9.4   $    6.7      $    64.5   $   210.4
                                                               ===========   ========      =========   =========

                               NL INDUSTRIES, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)
                     (In millions, except earning per share)
                                   (Unaudited)

                                                                  Three months ended             Year ended
                                                                     December 31,               December 31,
                                                               -----------------------------------------------------
                                                               -----------------------------------------------------
                                                                   2003        2004          2003         2004
                                                               -----------------------------------------------------
Basic and diluted earnings per share:
   Continuing operations                                       $      .20  $      .16    $    1.41   $    4.36
   Discontinued operations                                           (.01)       (.02)        (.06)       (.01)
                                                               ----------  ----------    ---------   ---------

     Net income                                                $      .19  $      .14    $    1.35   $    4.35
                                                               ==========  ==========    =========   =========

Weighted-average shares used in the
  calculation of earnings per share:
   Basic shares                                                       47.8       48.4         47.7        48.3
   Dilutive impact of stock options                                     .1         .1           .1          .1
                                                               ----------- -------------  --------   ---------

   Diluted shares                                                     47.9        48.5        47.8        48.4
                                                               =========== ===========   =========   =========

                               NL INDUSTRIES, INC.
                     RECONCILIATION OF PERCENTAGE CHANGE IN
                       KRONOS' AVERAGE TiO2 SELLING PRICES
                                   (Unaudited)


                                                                  Three months ended               Year ended
                                                                     December 31,                 December 31,
                                                                    2004 vs. 2003                 2004 vs. 2003
                                                                  -----------------            -------------------


Percentage change in average selling prices:
    Using actual foreign currency exchange rates                             +8%                         +4%
    Impact of changes in foreign currency exchange rates                     -5%                         -6%
                                                                        --------                    --------
    In billing currencies                                                    +3%                         -2%
                                                                         =======                    ========